Exhibit 99 FOR IMMEDIATE RELEASE

Contact:	Molly Morse
Jim Fingeroth
Kekst and Company
(212) 521-4800

FOOTSTAR APPOINTS DALE W. HILPERT AS CHAIRMAN & CEO

Veteran Retailing Executive to Lead Repositioned Management Team
Company to Evaluate Alternatives for Athletic Segment Announces Sales for Fiscal 2003
Fourth Quarter and Full Year;
Provides Update on Other Recent Developments

WEST NYACK, NEW YORK, January 15, 2004 —The Board of Directors of Footstar, Inc. today announced the appointment of Dale W. Hilpert, a veteran retailing executive, as Chairman, President and Chief Executive Officer. Mr. Hilpert, 60, succeeds Neele E. Stearns, Jr., who has been acting as Chairman and Interim CEO. Mr. Stearns was appointed Vice Chairman of the Company’s Board. The Company also announced today other changes within its management team and reporting structure and stated that it is evaluating strategic alternatives and focusing on initiatives to improve its performance in order to enhance value for shareholders.

In addition, the Company updated its expectations for the total impact of its financial restatement for fiscal years 1997 through the first half of fiscal year 2002, reported on discussions it is having with its bank syndicate, and announced its sales results for the fiscal 2003 fourth quarter and full year.

Mr. Hilpert, a former Chairman and CEO of Foot Locker, Inc., said, “I look forward to leading the Footstar team and improving the Company’s position in the future. Although the Company has experienced difficulties in recent years, it continues to be a leading footwear retailer in the U.S.”

“The Board and I are delighted to welcome an executive of Dale Hilpert’s ability and reputation to Footstar,” said Mr. Stearns. “Based on his experience in the footwear and retail industry, he is the right person to lead our Company at this time.”

Repositioned Management at Footstar
Mr. Hilpert has 35 years of experience in senior financial and operational positions in the retail industry. He joins Footstar after having spent two years as CEO of Williams-Sonoma, Inc., where he led the Company in significantly improving sales and profitability and expansion of the chain. Prior to that, Mr. Hilpert spent from 1995 to 2001 at Foot Locker, where he restructured the worldwide athletic shoe retailer. He joined Foot Locker after spending 17 years at May Department Stores, serving in a variety of senior management positions, including Chairman and CEO of its Payless Shoe Source division, which grew in sales from $200 million to $2.1 billion during Mr. Hilpert’s tenure.

The Company also announced today that Stephen R. Wilson, Executive Vice President – Chief Financial Officer of Footstar, will become Executive Vice President – Chief Administrative Officer reporting directly to Mr. Hilpert. The Chief Financial Officer position will remain open and the Company has no current plans to fill this position. As previously announced, the Company named Richard Robbins as Senior Vice President of Financial Reporting and Control. Mr. Robbins is responsible for the Company’s accounting and financial reporting functions, and he will also report directly to Mr. Hilpert. Mr. Stearns, in his new position as Vice Chairman, will assist the Audit Committee of the Board in matters relating to the restatement of the Company’s financial results for fiscal years 1997 through the first half of fiscal year 2002.

Evaluating Alternatives to Enhance Value for Shareholders
The Company is continuing to evaluate opportunities to reduce overhead costs and rationalize corporate assets in order to make the best use of its resources and align its cost structure with business demand. Mr. Hilpert and Mr. Wilson will work with R. Shawn Neville, President and CEO of Footstar Athletic, and Jeffrey A. Shepard, President and CEO of the Company’s Meldisco business, on these efforts.

The Company also announced that it is working with its financial advisor, Credit Suisse First Boston, to explore strategic alternatives for its businesses. These alternatives include the potential sale of its Athletic segment.

Update on Results of Restatement and Discussions with Bank Syndicate
Based on continued work on the restatement of its financial results for fiscal years 1997 through the first half of 2002, the Company now expects that the restatement will reduce its earnings in the aggregate over the five-and-one-half year period by no more than $51 million, which is below the low-end of the range of the expected aggregate impact of the restatement that the Company had provided in its press release on October 31, 2003. After minority interest and taxes, the Company continues to expect the aggregate impact of the restatement to be in the range of $31 million to $38 million, as previously announced in the October 31, 2003 press release. The restatement is not expected to affect the over $10 billion in revenues or the net cash flows generated during the five-and-one-half year period.

The Company also said it is in discussions with its syndicate of banks, led by Fleet National Bank, about obtaining an extension beyond January 30, 2004 of the date the Company is required to provide audited financial statements, as well as about additional availability. While select domestic vendors have modified credit terms, resulting in less than optimal receipts, all major vendors are continuing to ship new product.

Sales for the Fiscal 2003 Fourth Quarter and Full Year
The Company’s fiscal 2003 was a 53 week period versus 52 weeks in fiscal 2002. The fourth quarter of fiscal 2003 was a 14 week period versus 13 weeks in fiscal 2002. The Company reported that comparable store sales for the 14-week fourth quarter ended January 3, 2004 declined 6.0% over the same 14-week period in 2002. Comparable store sales for the Athletic segment decreased 0.4% and at Meldisco decreased 10.4%.

Total sales for the fiscal 2003 fourth quarter were $508.3 million, a decrease of 10.2% from $566.3 million in the fiscal year 2002 fourth quarter. Total sales for the Athletic segment increased 4.7% to $235.6 million from $225.0 million, and total sales for the Meldisco segment declined 20.1% to $272.7 million from $341.3 million. On an adjusted basis over the same thirteen week period that comprised fiscal year 2002, Footstar total sales were $481.7 million, down 14.9%, Athletic segment sales were $221.2 million, down 1.7%, and Meldisco segment sales were $260.5 million, or down 23.7%. The overall sales decline reflects fewer Kmart and J. Baker stores in operation at Meldisco than in the prior year period, as well as the decline in comparable store sales which resulted, in part, from reduced traffic at Kmart.

For the fifty-three week period ended January 3, 2004, the Company’s comparable store sales declined 3.8% versus the same 53-week period in 2002. Comparable store sales for the Athletic segment rose 0.5% and comparable store sales at Meldisco were down by 7.7%. In the Athletic segment, fiscal year 2003 Footaction comparable store sales were up mid single digits, and Just For Feet comparable store sales were down high single digits.

The Company’s total sales for the fifty-three week period ended January 3, 2004 were $1,988.8 million, a decrease of 13.5% from $2,299.9 million in fiscal year 2002, again, reflecting fewer stores in operation at Meldisco as well as negative comparable store sales at Meldisco. Total sales in the Company’s Athletic segment increased 2.0% to $973.2 million from $953.9 million and total sales for Meldisco declined 24.5% to $1,015.6 million from $1,346.0 million. On an adjusted basis over the same fifty-two week period that comprised fiscal year 2002, Footstar total sales were $1,962.2 million, down 14.7%, Athletic segment sales were $958.8 million, up 0.5% and Meldisco segment sales were $1,003.4 million, down 25.5%.

Footstar, Inc. is a leading footwear retailer. The Company offers a broad assortment of branded athletic footwear and apparel through its two athletic concepts, Footaction and Just For Feet and their websites, www.footaction.com and www.justforfeet.com, and discount and family footwear through licensed footwear departments operated by Meldisco. As of January 3, 2004, the Company operated 433 Footaction stores in 39 states and Puerto Rico, 89 Just For Feet superstores located predominantly in the Southern half of the country, and 2,503 Meldisco licensed footwear departments and 39 Shoe Zone stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

FORWARD-LOOKING STATEMENT AND DISCUSSION OF BUSINESS RISKS: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “anticipate,” “estimates,” “should,” “expect,” “guidance,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, results of operations, liquidity and future operating or financial performance. Factors that could affect the Company’s forward-looking statements include, among other things: the Company’s inability to get an extension from its syndicate of banks beyond January 30, 2004; the ability of the Company to obtain additional waivers from its senior lenders in the event of a further delay in, or other adverse developments relating to, the restatement, and not experience adverse effects on liquidity in the future; the audit of the restatement adjustments for fiscal years 1997 though 2001; the audit of 2002 and the review of the first three quarters of fiscal year 2003 by KPMG; negative reactions from the Company’s stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the Company’s ability to maintain favorable relationships with its vendors, particularly Nike, Reebok and Adidas, that will enable the Company to achieve its cash flow projections; the impact and result of any litigation (including private litigation;, any action by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the Company’s ability to manage its operations during and after the financial statement restatement process; the results of the Company’s exploration of strategic alternatives; the Company’s ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company’s ability to reduce overhead and rationalize assets, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company’s business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company’s stock price; and intense competition in the markets in which the Company competes.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company’s future performance. Actual results and performance may differ from the Company’s current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company’s business, financial condition, results of operations, liquidity or prospects. Since the audit of the restatement adjustments for fiscal years 1997 through 2001, the audit of fiscal year 2002 and the review of the first three quarters of fiscal year 2003 have not been completed, the unaudited information presented herein may differ materially from the Company’s financial statements that are finally issued, and the changes could, individually or in the aggregate, be material to the Company’s business, financial position, results of operations or liquidity. Additionally, the Company is not obligated to make public indication of changes in its forward looking statements unless required under applicable disclosure rules and regulations.

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— ATTACHMENT FOLLOWS —

Footstar, Inc. Comparable Store Sales Change from Prior Year

	Fourteen Weeks Ended January 3, 2004*	Fifty-three Weeks Ended January 3, 2004**

Athletic segment	(0.4%)	0.5%

Meldisco	(10.4%)	(7.7%)

Footstar, Inc.	(6.0%)	(3.8%)

* Comparable store sales for the fourth quarter of fiscal 2003 compares sales for the 14 week period against sales for the same 14 weeks in the prior year.

** Comparable store sales for fiscal 2003 compares sales for the 53 week period against sales for the same 53 weeks in the prior year.